Exhibit 99.1

Global Partners Responds to Oil Express News Brief

Company Remains Well Positioned with a Healthy Balance Sheet and Ample Liquidity

WALTHAM, Mass.--(BUSINESS WIRE)--October 6, 2008--Global Partners LP (NYSE:GLP) today issued a statement in response to a news brief published on Friday by Oil Express, an industry newsletter.

Global Partners’ President and CEO Eric Slifka said, “The Oil Express article contains inaccurate assertions about Global Partners. The publication draws from two completely unrelated events: 1) a routine amendment to our credit agreement with our bank group, and 2) a marketing letter to the heating oil industry, which appears below in its entirety. Oil Express said that our letter “provoked concern about Global’s financial position” without providing any sources or an opportunity for the company to comment.”

Slifka said, “Contrary to the assertions made in the article, we have not heard such concerns. In fact, customers and industry players who received our letter have expressed their support and appreciation for our commitment to the industry. Global’s financial position remains strong and our access to capital remains favorable:

  We reported earnings of $7.3 million through the first six months of 2008.
  We maintain a healthy balance sheet, supported with a net worth of $154 million at June 30.
  We do not have any trade, hedging or derivative exposures with Lehman Brothers, AIG or SemGroup L.P.
  We have $750 million in total credit facilities from a very supportive 13-member bank group. These facilities are committed through 2011, and provide us with ample borrowing capacity for our business.”

“As we stated in our August 7, 2008 press release, it is management’s intention to recommend to the Board of Directors of our general partner that we maintain our cash distribution at $0.4875 per unit for the third and fourth quarters of 2008,” Slifka said. “While this recommendation is subject to revision each quarter, Global Partners remains well positioned with a healthy balance sheet and ample liquidity that provides us with an excellent base for our business.”

An open letter to the heating oil industry from Eric Slifka, President and CEO of Global Companies, LLC

If you reside in the Northeast where our heating oil market is concentrated, you’re likely familiar with the phrase “If you don’t like the weather just wait a few minutes.” I draw a parallel between oil and the weather, because while our local markets remain weather driven, the supply and demand factors that determine the price you and your customers pay for heating oil are not only dependent on these variables but also the costs and risks associated with carrying inventory. Unlike the changing weather, Global remains dedicated in its commitment to the retail heating oil dealer.

I am writing to assure our valued customers that Global Companies is in the best position to respond to the most extreme market conditions. We are a company that you have come to know and trust from the day of our founding as an independent, family-owned fuel oil wholesaler. Global Companies has the same vision of consistent supply and service to the customers and markets we serve. We have our own supply department that sources products from all corners of the globe, providing our customers with the most dependable sources of supply available in the market. We have been entrusted to manage the daily supply needs of many large multinational energy and manufacturing companies totaling the tens of millions of barrels annually.

Specifically, our success is attributable to the faith and confidence our heating oil customers continue to place in Global. In return, we have made significant capital investments over the last several years to expand our terminal storage capacity throughout the Northeast to provide direct access to product at strategic locations 24/7/365. Unlike other companies from whom you could buy product, Global stands alone in terms of its historical commitment and dedication to heating oil retailers.

We know your business. The Slifka family has been there, having owned and operated many retail heating oil businesses in the past. Today we are a terminal and wholesale marketing distribution company that shares and understands your concerns. You, our customer, and your own customers come first. Delivering supply when needed is one of the most important steps in this process. Global focuses on addressing the needs of each heating oil retailer and the heating needs of an entire region. Quite simply, we are as committed to your success as we are to our own.

As we continue to plan for this heating season, Global is confident about the future of our industry. Situations may arise that will try our collective patience. However, as we have witnessed before, having oil available at the most critical times allows us to maintain a mutually beneficial and prosperous relationship. These are risks that we can and will weather together.

Warmest Regards,

Eric Slifka, President and Chief Executive Officer

Global Companies, LLC

About Global Partners LP

Global Partners LP, a publicly traded master limited partnership based in Waltham, Massachusetts, owns, controls and has access to one of the largest terminal networks of refined petroleum products in the Northeast. The partnership is one of the largest wholesale distributors of gasoline, distillates (such as home heating oil, diesel and kerosene) and residual oil to wholesalers, retailers and commercial customers in the region. Global Partners LP, a FORTUNE 500® company, trades on the New York Stock Exchange under the ticker symbol “GLP.” For additional information, please visit www.globalp.com.

Safe Harbor Statement

This news release contains certain “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are identified as any statements that do not relate strictly to historical or current facts and can generally be identified by the use of forward-looking terminology including “will,” “may,” “believe,” “expect,” “anticipate,” “estimate,” “continue” or other similar words. Such statements may discuss business prospects, goals, new developments and future expectations or contain projections of results of operations, financial condition and Global Partners LP's ability to make distributions to unitholders. These statements are not guarantees of performance. Although Global Partners LP believes these forward-looking statements are based on reasonable assumptions, statements made regarding future results are subject to a number of assumptions, uncertainties and risks, many of which are beyond the control of Global Partners LP, which may cause actual results to be materially different from the forward-looking statements contained in this news release. For specific risks and uncertainties that could cause actual results to differ materially from forward-looking statements, please refer to Global Partners LP's Annual Report on Form 10-K for the year ended December 31, 2007 and subsequent filings the partnership makes with the Securities and Exchange Commission. All forward-looking statements included in this news release and all subsequent written or oral forward-looking statements attributable to Global Partners LP or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements speak only as of the date made, and Global Partners LP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Global Partners LP
Thomas J. Hollister, 781-894-8800
Chief Operating Officer and
Chief Financial Officer
or
Global Partners LP
Edward J. Faneuil, 781-894-8800
Executive Vice President,
General Counsel and Secretary